EXHIBIT 99.2

Valero’s senior management will hold a conference call at 9:00 a.m. ET (8:00 a.m. CT), February 5, to discuss this release. A live broadcast of the conference call will be available on the company’s website at www.valero.com.

FOR IMMEDIATE RELEASE:	CONTACT:
Valero Energy Corporation Mary Rose Brown (Media) 210-370-2314 Lee Bailey (Investor Relations) 210-370-2139

VALERO ENTERS INTO PURCHASE AGREEMENT TO
ACQUIRE EL PASO’S ARUBA REFINERY AND RELATED ASSETS

SAN ANTONIO, February 4, 2004 — Valero Energy Corporation (NYSE:VLO) announced today that the company has executed a purchase agreement to acquire El Paso Corporation’s (NYSE:EP) 315,000-barrel-per-day (BPD) refinery in Aruba for $365 million plus $100 million for the related marine, bunkering and marketing operations, and an estimated $250 million for working capital.

“This acquisition represents a great value for Valero and its shareholders not only because the refinery has a replacement cost of $2.4 billion, but also because more than $640 million has been invested in the refinery in the last five years to improve the plant’s safety, reliability and profitability,” said Bill Greehey, Valero’s chairman and CEO. “Valero is fortunate to acquire this refinery at an attractive price, which represents 15 percent of its replacement cost, and be in a position to quickly enhance the profitability of the refinery — just like we did at our recently acquired St. Charles refinery in Louisiana.

“The Aruba refinery has excellent logistics and it strengthens our geographic and product diversity. What’s more, this refinery is a great fit for Valero because it processes heavy, sour crude oil, which typically sells at a big discount to sweet crude oil, and it produces a high yield of valuable intermediate feedstocks that can be used to back out third-party purchases at our other refineries. And, the acquisition includes El Paso’s very profitable marine, bunkering and marketing businesses.

“We expect this acquisition to be highly accretive to our earnings in 2004 and beyond. In fact, our estimates show that based on current First Call consensus figures and our planned improvements, these assets are expected to contribute approximately $80 million in net income or $.37 in earnings per share for the remainder of 2004 and $175 million in net income or $1 per share in 2005,” Greehey said.

The sale, which has been approved by the boards of both companies, will be financed with $200 million in cash, approximately $165 million in borrowings under existing credit facilities, and approximately $350 million in net proceeds from the issuance of common equity through a public offering. Closing of the transaction is anticipated at the end of February.

“Because the majority of this acquisition is being funded with cash and equity, our debt-to-capitalization ratio should be virtually unchanged from its current ratio of 40.3 percent,” said Greehey.

Strong Relationship with Aruban Government
“We have already forged a great relationship with the very pro-business Aruban government and will benefit from several favorable agreements,” said Greehey. “We will benefit from an existing income tax holiday on all earnings, except retail, through 2011. And, as additional capital is committed to the refinery, we plan to work with the government on an extension to this agreement.

“In addition, we will benefit from a very favorable environmental agreement. Since 1989, environmental liabilities have been covered by a Trust Agreement with the government where the refinery pays approximately $500,000 a year into the Trust, limiting our exposure to the amount that has been paid into the trust. What’s more, we have no liability for environmental issues prior to July 1990,” he said.

A Great Refinery with Significant Benefits to the Valero System
The substantial investments made in the refinery in recent years have enabled it to process lower-cost heavy sour crude oil and produce a high yield of finished distillate products and intermediate feedstocks, which can be marketed in the U.S. Gulf Coast, Florida, the New York Harbor and the Caribbean.

“Because the product slate matches up so well with our system, we will be able to move these feedstocks, including vacuum gas oil and naphtha, to our refineries in the Gulf Coast and the West Coast, as well as our Paulsboro, N.J. refinery on the East Coast. As a result, we estimate that we’ll be able to back out purchases of third-party feedstocks, providing a substantial economic benefit to our refining system,” Greehey said.

“This refinery is also perfectly in line with Valero’s strategy of processing heavy sour crude oil that generally sells at a significant discount to sweet crude oil. In fact, one of the refinery’s main feedstocks, Maya crude oil, is currently selling at a discount of about $9 a barrel. In addition, we believe that the refinery will benefit from Valero’s significant expertise in sour crude processing and from our economies of scale and leverage in sour crude purchasing.

“But obviously one of the biggest reasons we believe this refinery is a great acquisition is the opportunity it presents for Valero to immediately benefit from improved profitability by improving operations and reliability. Valero expects to benefit from the significant amount of investments that have already been made at the refinery,” he said.

The refinery’s major units include two recently built delayed cokers that have a combined capacity of 64,000 BPD and two recently upgraded crude units that have a combined capacity of 315,000 BPD. In addition, there is a 160,000-BPD vacuum unit; a 42,000-BPD visbreaker; four hydrotreating units that have a combined capacity of 225,000 BPD; and a 129,000-BPD distillate fractionator.

The refinery also has excellent logistics with two deepwater marine docks with capacity for ultra-large crude carriers (ULCCs), six docks for refined products, 63 storage tanks with almost 12 million barrels of storage capacity, and a truck rack for local sales.

Highly Profitable Related Businesses
The acquisition also includes marine transportation assets and operations. There are nine vessels, including tug boats, pilot boats, a 15,000-barrel bunker fuel barge and other related equipment. These vessels provide piloting services, docking and undocking for all ships at the refinery and at other local ports, and lightering services. In addition, Aruba Bunkering provides on- and off-shore fuel oil bunkering. The marketing operations include 10 retail outlets in Aruba, including two company-owned and operated sites and eight dealer-operated sites that represent 70 percent of the local market. Both wholesale and retail benefit from a government-regulated $.18 per gallon margin. The marketing operations also include aviation fuel sales, delivery and fueling services to the Aruba and Bonaire airports.

The Timing Couldn’t Be Better
“The timing for this acquisition couldn’t be better,” Greehey said. “The industry fundamentals for gasoline, distillates and sour crudes are outstanding, so we believe that 2004 is going to be even better for Valero than last year, which was a record.

“We believe we’ve entered a new margin environment where the highs are going to be higher and the lows will not be as low and will be shorter in duration. Because we’re so confident that we have the best strategy, the best assets, the best geographic diversity and the best leverage to refining margins, we believe we’re the best positioned independent refiner to benefit from this new era in our industry.

“We are also excited about the enthusiasm of the Aruba workforce. We’ve already met with the union leadership and some of the employees, and they’re committed to working with us to help this refinery reach its full potential. And, as we have always done in every acquisition, we plan to invest in the employees, the refinery and the community.

“As soon as the acquisition closes, Valero plans to change the refinery’s name to the Valero Aruba Refinery and re-brand all of the company’s facilities. We want our employees to be proud of their facilities so we will invest in new signs, landscaping and other improvements at all of our Aruban business operations,” he said.

About Valero
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 20,000 employees and annual revenues of approximately $38 billion. The company currently owns and operates 14 refineries in 13 locations throughout the United States and Canada.

Valero’s refineries have a combined throughput capacity of over two million barrels per day, which represents approximately 10 percent of the total U.S. refining capacity. Valero is also one of the nation’s largest retail operators with over 4,500 retail outlets in the United States and Canada under various brand names including Diamond Shamrock, Valero, Ultramar and Beacon.

For more information about Valero, visit www.valero.com.

Statements contained in this press release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.